================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                              CERES GROUP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                  [CERES LOGO]
                                CERES GROUP, INC.






                               NOTICE OF THE 1999
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 10, 1999


         Notice is hereby given that the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Ceres Group, Inc. (the "Company") will be held at the Home Offices of the Company, 17800 Royalton Road, Strongsville, Ohio 44136, on Thursday, June 10, 1999, at 2:00 p.m., local time, for the following purposes:


         1. To elect nine directors to hold office until the next annual election of directors and until their successors are elected and qualified (Proposal 1);

         2. To consider and vote upon a proposal to approve the Company's 1998 Key Employee Share Incentive Plan, as set forth and included in the accompanying Proxy Statement (Proposal 2);

         3. To consider and vote upon a proposal to approve and adopt performance-based compensation for Peter W. Nauert, the Company's President and Chief Executive Officer (Proposal 3);

         4. To ratify the appointment of Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 1999 (Proposal 4); and

         5. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on April 12, 1999 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                             By order of the Board of Directors


                                             /s/ Linda S. Standish


                                             LINDA S. STANDISH, Secretary

May 3, 1999

                             YOUR VOTE IS IMPORTANT

                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                CERES GROUP, INC.
                               17800 ROYALTON ROAD
                            STRONGSVILLE, OHIO 44136


                                 PROXY STATEMENT


                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies for use at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Ceres Group, Inc., a Delaware corporation ("Ceres" or the "Company"), to be held on Thursday, June 10, 1999.


         This Proxy Statement and the accompanying Notice and form of proxy ("proxy card"), together with the Company's Annual Report to Shareholders and Form 10-K/A for the fiscal year ended December 31, 1998, will first be sent to stockholders on or about May 3, 1999.


                              QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

Q:       WHEN AND WHERE IS THE ANNUAL MEETING?

A: Ceres' 1999 Annual Meeting of Stockholders will be held on Thursday, June 10, 1999 at 2:00 p.m. local time at the Home Offices of the Company, 17800 Royalton Road, Strongsville, Ohio 44136.

--------------------------------------------------------------------------------

Q:       WHAT ARE STOCKHOLDERS VOTING ON?
A:       -        Re-election of nine directors (Andrew A. Boemi, Michael A.
                  Cavataio, Bradley E. Cooper, Fred Lick, Jr., Peter W. Nauert,
                  John F. Novatney, Jr., Richard M. Osborne, Robert A. Spass and
                  Mark H. Tabak).

         -        Approval of the Company's 1998 Key Employee Share Incentive
                  Plan.

         -        Approval of performance-based compensation for Peter W.
                  Nauert, the Company's President and Chief Executive Officer.

         - Ratification of the appointment of Ernst & Young LLP as Ceres' independent accountants.

         If a proposal other than the four listed above is presented at the Annual Meeting, your signed proxy card gives authority to Charles E. Miller, Jr. and Glen A. Laffoon to vote on such matters.

--------------------------------------------------------------------------------

Q:       WHO IS ENTITLED TO VOTE?
A: Stockholders as of the close of business on April 12, 1999 (the "Record Date") are entitled to vote at the Annual Meeting. Each share of common stock, par value $0.001 per share (the "Common Shares"), is entitled to one vote.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



Q:       HOW DO STOCKHOLDERS VOTE?
A: Sign and date each proxy card you receive and return it in the prepaid envelope. You have the right to revoke your proxy by notifying Ceres in writing or by returning a later-dated proxy card any time before the Annual Meeting or by voting in person at the Annual Meeting. If you return your signed proxy card, but do not indicate your voting preferences, Charles E. Miller, Jr. and Glen A. Laffoon will vote FOR each of the nominated directors and FOR each of the other three proposals.

--------------------------------------------------------------------------------


Q:       WHO WILL COUNT THE VOTE?
A: Representatives of National City Bank, the Company's transfer agent, will tabulate the votes. Marlayna J. Miller and Linda S. Standish will act as inspectors of election.

--------------------------------------------------------------------------------


Q:       WHAT SHARES ARE INCLUDED IN THE PROXY CARD?
A: The number of shares printed on your proxy card represent all your shares, including those shares in the Company's Dividend Reinvestment Plan. If you are an employee of Central Reserve Life Insurance Company, shares in your 401(k) savings plan will be voted in accordance with your instructions, if indicated. If your proxy card is signed, but does not indicate your voting preferences, Ceres has been advised by the 401(k) plan administrator and the plan trustee that your shares will be voted in favor of each of the nominated directors and each of the other three proposals.

--------------------------------------------------------------------------------


Q:       WHAT DOES IT MEAN IF A STOCKHOLDER GETS MORE THAN ONE PROXY CARD?
A: Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. To provide better stockholder services, we encourage you to have all accounts registered in the same name and address. You may do this by contacting our transfer agent, National City Bank at (800) 622-6757.

--------------------------------------------------------------------------------


Q:       WHAT CONSTITUTES A QUORUM?
A: As of the Record Date, 13,497,732 Common Shares were issued and outstanding. A majority of the outstanding Common Shares, present or represented by proxy, constitutes a quorum for the transaction of adopting proposals at the Annual Meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. If you are present or represented by a proxy at the Annual Meeting and you abstain, your abstention will have the same effect as a vote against such proposal. "Broker non-votes" will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A "broker non-vote" occurs when a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote on a particular matter.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Q:       WHO CAN ATTEND THE ANNUAL MEETING?
A:       All stockholders as of the Record Date can attend.

--------------------------------------------------------------------------------


Q:       WHAT PERCENTAGE OF STOCK DO THE DIRECTORS AND EXECUTIVE OFFICERS OWN?
A: Together, as of the Record Date, they beneficially own approximately 36.5% of the Common Shares. (See page 9 for more details.)

--------------------------------------------------------------------------------


Q:       WHO ARE THE LARGEST PRINCIPAL STOCKHOLDERS?

A: - As of the Record Date, Insurance Partners, L.P. beneficially owns 5,149,018 Common Shares, or 34.6%.

         - As of the Record Date, Insurance Partners Offshore (Bermuda), L.P. beneficially owns 2,599,166 Common Shares, or 18.2%.

         - As of the Record Date, Peter W. Nauert, Ceres' President and Chief Executive Officer, beneficially owns 2,113,454 Common Shares, or 14.5%.

--------------------------------------------------------------------------------


Q:       WHEN IS A STOCKHOLDER PROPOSAL DUE FOR THE NEXT ANNUAL MEETING?
A: In order to be considered for inclusion in next year's proxy statement, stockholder proposals must be submitted in writing by April 11, 2000 to Linda S. Standish, Secretary, Ceres Group, Inc., 17800 Royalton Road, Strongsville, Ohio 44136.

--------------------------------------------------------------------------------


Q:       HOW DOES A STOCKHOLDER NOMINATE SOMEONE TO BE A DIRECTOR OF CERES?
A: Any stockholder may recommend any person as a nominee for director of Ceres by writing to the Chairman of the Executive Committee, c/o Ceres Group, Inc., 17800 Royalton Road, Strongsville, Ohio 44136. Recommendations must be received by April 11, 2000.

--------------------------------------------------------------------------------


Q:       WHO PAYS FOR THE SOLICITATION EXPENSES?
A: The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by Ceres. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone and by facsimile, and Ceres may pay persons holding shares for others their expenses for sending proxy materials to their principals. No solicitation will be made other than by directors, officers and employees of Ceres.

--------------------------------------------------------------------------------

                       PROPOSAL ONE: ELECTION OF DIRECTORS

         The number of directors has been fixed at nine, and nine directors are currently in office. At the Annual Meeting, shares represented by proxies, unless otherwise specified, will be voted FOR the election of the nine nominees to hold office until the next annual election of directors and, in each case, until their respective successors are duly elected and qualified. If, by reason of death or other unexpected occurrence, any nominee should not be available for election, the proxies will be voted for such substitute nominee as the Board of Directors may propose. In the election of directors, the nine nominees receiving the greatest number of votes will be elected. Broker non-votes will not count in favor of or against election of any nominee.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" MESSRS. BOEMI, CAVATAIO, COOPER, LICK, NAUERT, NOVATNEY, OSBORNE, SPASS AND TABAK.


                   NOMINEES FOR ELECTION AT THE ANNUAL MEETING

         Based on information as of the Record Date, the following describes the age, position with the Company and Central Reserve Life Insurance Company, the Company's principal operating subsidiary ("CRL"), principal occupation and business experience during the past five years, and other directorships of each person nominated for election as a director. Each nominee currently holds his position as Director and has been nominated for re-election by the Board of Directors pursuant to the provisions of a Voting Agreement, dated July 1, 1998, between the Company and Insurance Partners, L.P. ("IP Delaware"); Insurance Partners Offshore (Bermuda), L.P. ("IP Bermuda" and collectively with IP Delaware, "Insurance Partners"); Strategic Acquisition Partners, LLC ("Strategic Partners"); Turkey Vulture Fund XIII, Ltd. (the "Fund") and their assignees (the "Voting Agreement"). (See "Voting Agreement" on page 10.)


            NAME                AGE                            POSITION                           DIRECTOR SINCE
-------------------------------------------------------------------------------------------------------------------
Andrew A. Boemi                  54    Director                                                        1997
Michael A. Cavataio              55    Director                                                        1997
Bradley E. Cooper                32    Director                                                        1998
Fred Lick, Jr.                   68    Chairman of the Boards of Ceres and CRL                         1976
Peter W. Nauert                  55    President, Chief Executive Officer                              1998
                                       and a Director
John F. Novatney, Jr.            68    General Counsel of CRL and a Director                           1976
Richard M. Osborne               53    Director                                                        1998
Robert A. Spass                  43    Director                                                        1998
Mark H. Tabak                    49    Director                                                        1998

         Andrew A. Boemi has been Managing Director of Turnaround Capital Partners, L.P., a company engaged in investing in small to mid-sized public and private companies in the early turnaround stages, since 1997. In 1997, Mr. Boemi served as the Managing Director of Marietta Capital Partners, a company engaged in private investment banking and corporate restructuring. From 1990 to 1996, Mr. Boemi was a partner of S-K Partners, Ltd., where he specialized in financial and operational turnarounds of small to mid-sized companies and crisis management.

         Michael A. Cavataio is a real estate developer in northern Illinois and southern Wisconsin. Mr. Cavataio served as a director of Pioneer Financial Services, Inc., a company that underwrites and markets health insurance, life insurance and annuities throughout the United States, from 1986 to 1997 and served as Vice Chairman from 1995 to 1997. Mr. Cavataio has served as a director of Mercantile Bank of Northern Illinois since 1988 and as a director of AON Funds, Inc., a subsidiary of AON Corp., a multi-line insurance and brokerage company, since 1994.

         Bradley E. Cooper has been a partner of Capital Z Management, Inc., an investment management company, since 1998. He has been a partner of Insurance Partners Advisors, L.P., an investment management company which performs investment banking services for IP Delaware, IP Bermuda and their portfolio companies, since 1994. Mr. Cooper served as Vice President of International Insurance Advisors, Inc., an investment management company, from 1990 to 1994. Mr. Cooper is a director of Superior National Insurance Group, Inc. and Highlands Insurance Group, Inc.

         Fred Lick, Jr. is the Chairman of the Company and Chairman of CRL. Prior to July 3, 1998, Mr. Lick was also President and Chief Executive Officer of the Company and of CRL.

         Peter W. Nauert has been the President, Chief Executive Officer and a Director of the Company since July 3, 1998. Mr. Nauert is also the principal investor in Strategic Partners. Mr. Nauert served as President of Pioneer Financial Services from 1982 to 1988 and 1991 to 1995, and served Chairman from 1988 to 1997. Mr. Nauert had been employed in an executive capacity by one or more of the insurance subsidiaries of Pioneer Financial Services from 1968 to 1997.

         John F. Novatney, Jr. is the General Counsel of CRL. Prior to June 1996, Mr. Novatney was a partner in the law firm of Baker & Hostetler LLP.

         Richard M. Osborne is the Chief Executive Officer of OsAir, Inc., a company he founded in 1963. OsAir, Inc. is a manufacturer of industrial gases for pipeline delivery and a real property developer. Mr. Osborne is the sole Manager of the Fund, which began operations in January 1995. The Fund acquires, holds, sells or otherwise invests in all types of securities and other instruments. Mr. Osborne is a director and Chairman of the Board of Meridian Point Realty Trust '83, a real estate investment trust, a director and Chairman of Pacific Gateway Properties, Inc., a real estate company, a director of USP Real Estate Investment Trust, a real estate investment trust, a director of NuMED Home Health Care, Inc., a home healthcare company, and a director and Vice-Chairman of GLB Bancorp, Inc., a bank holding company.

         Robert A. Spass has been the Deputy Chairman of Capital Z Management, Inc., an investment management company, since 1998. Since 1994, Mr. Spass served as Managing Partner of Insurance Partners Advisors, L.P., an investment management company which performs investment banking services for IP Delaware, IP Bermuda and their portfolio companies. Mr. Spass served as President and Chief Executive Officer of International Insurance Advisors, Inc., an investment management company, from 1990 to 1994. Mr. Spass is a director of Superior National Insurance Group, Inc., MMI Companies, and Highlands Insurance Group, Inc.


         Mark H. Tabak has been President and Chief Executive Officer of International Managed Care Advisors LLC, since 1996. Mr. Tabak served as Chairman of AIG Managed Care, Inc., a subsidiary of American International Group from 1993 to 1996. Prior to joining AIG, he served as President and Chief Executive Officer of Group Health Plan and he was President of Health America Development Corporation. Mr. Tabak also founded Clinical Pharmaceuticals, Inc.


                        BOARD OF DIRECTORS AND COMMITTEES

         The Board of Directors of the Company has standing executive, audit, investment and compensation committees.

         Executive Committee. The Executive Committee has all powers of the Board in the management of the business and affairs of the Company between Board meetings except the power to fill vacancies on the Board or its committees. The Executive Committee also functions as a nominating committee. In functioning as a nominating committee, the Executive Committee seeks qualified persons to serve as directors of the Company and makes recommendations to the Board of Directors. The Executive Committee will consider nominees for the Board of Directors recommended by stockholders, provided that the names of such persons are submitted by April 11, 2000 for the next succeeding annual stockholders' meeting. Such recommendations should be submitted only on behalf of persons willing to serve as directors and should include a resume of their business experience and qualifications. Until July 8, 1998, when a separate compensation committee was created, the Executive Committee also served as a compensation committee responsible for determining the compensation of the Company's executive officers. Currently, members of the Executive Committee are Messrs. Nauert (Chairman), Cavataio and Spass. The Executive Committee met three times during 1998.

         Audit Committee. The Audit Committee recommends to the Board of Directors the firm of independent accountants to serve the Company and reviews the scope, performance and results of the annual audit of the Company. Its members are Messrs. Boemi (Chairman), Osborne and Tabak. The Audit Committee met twice during 1998.

         Investment Committee. The Investment Committee establishes policy for, and monitors management of, the Company's investments. Its members are Messrs. Cavataio (Chairman), Lick, Novatney and Osborne. The Investment Committee met once during 1998.

         Compensation Committee. The Compensation Committee was formed on July 8,1998, and is responsible for determining the compensation of the Company's executive officers. Members of the Compensation Committee are Messrs. Cooper (Chairman), Cavataio and Osborne. The Compensation Committee met once during 1998.

         The Board of Directors met seven times during 1998 and took action in writing without a meeting eight times. Each current director attended at least 75% of the meetings held by the Board of Directors and the committees of the Board of Directors on which he served. Each former director attended at least 75% of the meetings held by the Board of Directors with the exception of one director who attended 50%.


                              DIRECTOR COMPENSATION

         During 1998, the current directors of the Company were not compensated for their services as directors.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Common Shares, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all forms were filed in a timely manner during 1998, except that the Form 3 for Charles E. Miller, Jr., required to be filed when he became Chief Financial Officer, was filed late.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

         The following table sets forth as of the Record Date certain information with respect to the beneficial ownership of Common Shares by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Shares, (ii) each Company director, (iii) each of the Named Executive Officers that appear in the "Executive Compensation" table, and (iv) all executive officers and directors as a group. The information contained in this table does not include 625,000 Common Shares issuable under non-qualified stock options that are outstanding, but not presently exercisable, 425,000 Common Shares issuable under stock options that are outstanding but not presently exercisable pursuant to the 1998 Key Employee Share Incentive Plan which is subject to stockholder approval at this Annual Meeting, and 374,000 Common Shares issuable under stock options that are outstanding but not presently exercisable pursuant to the 1998 Employee Stock Option Plan.


                                                             BENEFICIAL OWNERSHIP (1)
-------------------------------------------------------------------------------------------------------------------
                                                    COMMON         EQUITY      GUARANTEE
NAMES AND ADDRESS (2)                               SHARES      WARRANTS (3)   WARRANTS (4)  OPTIONS (5)    PERCENT
-------------------------------------------------------------------------------------------------------------------
Insurance Partners, L.P. (6)                       3,749,285     1,399,733           --           --          34.6%
         One Chase Manhattan Plaza
         44th Floor
         New York, New York 10005

Insurance Partners Offshore (Bermuda), L.P. (6)    1,826,171       772,995           --           --          18.2%
         One Chase Manhattan Plaza
         44th Floor
         New York, New York 10005

Peter W. Nauert (6)                                  996,636       466,818      500,000      150,000          14.5%

Richard M. Osborne (6) (7)                         1,120,910       360,455      300,000           --          12.6%
         7001 Center Street
         Mentor, Ohio 44060

Medical Mutual of Ohio (6)                           480,009       181,818           --           --           4.8%
         1200 Huron Road, Tenth Floor
         Cleveland, Ohio 44115

Lunn-Ceres, LLC (6)                                  400,000            --           --           --           3.0%
         209 South LaSalle, Suite 810
         Chicago, Illinois 60604

LEG Partners SBIC, L.P. (6)                          240,003        90,909           --           --           2.4%
         230 Park Avenue, 19th Floor
         New York, New York 10169

Michael A. Cavataio (6) (8)                          231,818        90,909           --           --           2.4%
         3125 Ramsgate Road
         Rockford, Illinois 61114

Fred Lick, Jr. (9)                                   292,580            --           --           --           2.2%

Billy B. Hill, Jr. (6) (10)                          105,100        50,000      100,000       25,000           2.1%
         3883 Turtle Creek #1504
         Dallas, Texas 75219

Val Rajic (6)                                        105,092        50,000      100,000       25,000           2.1%



                                                                    BENEFICIAL OWNERSHIP (1)
---------------------------------------------------------------------------------------------------------------------
                                                    COMMON         EQUITY        GUARANTEE
 NAMES AND ADDRESS (2)                              SHARES        WARRANTS (3)   WARRANTS (4)  OPTIONS (5)    PERCENT
---------------------------------------------------------------------------------------------------------------------
United Payors & United Providers, Inc. (6)           181,818        90,909           --           --           2.0%
         2275 Research Boulevard
         Rockville, Maryland 20850

Howard R. Conant (6)                                  90,909        45,455           --           --           1.0%
         c/o Lunn Partners
         209 South LaSalle
         Chicago, Illinois 60604

Joseph Cusimano IRA (6)                               90,909        45,454           --           --           1.0%
         c/o Lunn Partners
         209 South LaSalle
         Chicago, Illinois 60604

Frank W. Grimone                                     120,000                                                      *

Glen A. Laffoon (6) (11)                              90,735            --           --           --              *

Charles E. Miller, Jr. (6)                             2,600            --           --       40,000              *

Sally J. Krogh (6)                                    25,000            --           --           --              *
         c/o Stifel, Nicolaus and Co., Inc.
         4343 E. State Street
         Rockford, Illinois 61108

Kenneth A. Mannino (6) (12)                           25,000            --           --           --              *
         c/o Stifel, Nicolaus and Co., Inc.
         4343 E. State Street
         Rockford, Illinois 61108

John F. Novatney, Jr.                                 13,000            --           --           --              *

Marc C. Krantz (6)                                     6,967         2,273           --           --              *
         1375 E. Ninth Street, 20th Floor
         Cleveland, Ohio 44114

Krantz Family Limited Partnership (6)                  5,965         2,272           --           --              *
         1375 E. Ninth Street, 20th Floor
         Cleveland, Ohio 44114

John Cochrane (6)                                      6,000            --           --           --              *
         c/o Lunn Partners
         209 S. LaSalle, Suite 810
         Chicago, Illinois 60604

Bruce Henry (6)                                        5,000            --           --           --              *

Andrew A. Boemi (6) (13)                               4,000            --           --                           *

Bradley E. Cooper                                          0            --           --           --             0%

Mark H. Tabak                                              0            --           --           --             0%

Robert A. Spass (14)                                       0            --           --           --             0%

All directors and executive officers               2,962,471     1,845,455    1,000,000      240,000          36.5%
as a group (13 individuals)
-------------------

                                                                                      (footnotes on following page)

*        Less than 1%

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole investment and voting power over the shares of capital stock owned.

(2) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Ceres Group, Inc., 17800 Royalton Road, Strongsville, Ohio 44136.

(3) Warrants to purchase Common Shares at $5.50 per share exercisable any time until July 2, 2005.

(4) Warrants to purchase Common Shares at $6.00 per share exercisable any time until five years from the date of issuance (December 16, 1997 and July 3, 1998).

(5) Options to purchase Common Shares that are presently or will become exercisable within 60 days.

(6) All of these Common Shares, Equity Warrants, Guarantee Warrants and Options, totalling 14,679,927 or 79.8% (the "Investor Shares") are subject to the Voting Agreement (as described below), and, as a result, each of these persons (the "Ceres Investors") may be deemed to beneficially own, as a part of a group, all of the Investor Shares. Each of these persons disclaims beneficial ownership of the Investor Shares beneficially owned by the other persons who are parties to the Voting Agreement.

(7) Shares held by Turkey Vulture Fund XIII, Ltd., an Ohio limited liability company, of which Mr. Osborne is the sole Manager.

(8) Includes 54,682 Common Shares and 25,751 Equity Warrants held by the Mercantile Bank of Northern Illinois, Trustee of the Conseco Deferred Compensation Plan F/B/O Michael Cavataio and 5,385 Common Shares held by Stifel, Nicolaus and Co., Custodian for Michael A. Cavataio IRA.

(9) Includes 37,500 Common Shares owned by Mid American Asset Management Corporation, of which Mr. Lick is the sole shareholder.

(10) Includes 105,000 Common Shares and 50,000 Equity Warrants held by Karon Hill, his spouse.

(11) Includes 41,150 Common Shares held Mr. Laffoon's spouse and 3,000 Common Shares held jointly with his spouse.

(12) Shares held by Stifel, Nicolaus and Co., Custodian for Kenneth A. Mannino IRA.

(13)     Includes 3,000 Common Shares held in trust for Mr. Boemi's children.

(14) Mr. Spass is a managing partner of an indirect general partner of each of IP Delaware and IP Bermuda. Mr. Spass disclaims beneficial ownership of all Common Shares and Equity Warrants owned by IP Delaware and IP Bermuda.



VOTING AGREEMENT

         Each of the Ceres Investors entered into a Voting Agreement which will remain in effect until July 2, 2003, unless earlier terminated. The Voting Agreement provides that the parties to the Agreement shall cause the Board to consist of nine directors, some or all, as applicable, of whom shall consist of the following individuals: (i)(a) four individuals designated by Insurance Partners, so long as Insurance Partners and their officers, directors, employees and affiliates ("IP Group") owns Common Shares equal to at least 75% of the Common Shares owned by the IP Group on July 3, 1998, (b) three individuals designated by Insurance Partners, so long as the IP Group owns Common Shares equal to at least 50%, but less than 75%, of the Common Shares owned by the IP Group on July 3, 1998, (c) two individuals designated by Insurance Partners, so long as the IP Group owns Common Shares equal to at least 25%, but less than 50%, of the Common Shares owned by the IP Group on July 3, 1998, and (d) one individual designated by Insurance Partners, so long as the IP Group owns Common Shares equal to at least 10%, but less than 25%, of the Common Shares owned by the IP Group on July 3, 1998; (ii)(a) two individuals designated by Strategic Partners, so long as the Strategic Partners and its affiliates (the "SAP Group") owns Common Shares equal to at least 50% of the Common Shares owned by the SAP Group on July 3, 1998, and (b) one individual designated by Strategic Partners, so long as the SAP Group owns Common Shares equal to at least 10%, but less than 50%, of the Common Shares owned by the SAP Group on July 3, 1998;

(iii) one individual designated by the Fund, so long as the Fund and its affiliates (the "Osborne Group") owns Common Shares equal to at least 25% of the Common shares owned by the Osborne Group on July 3, 1998; (iv) John F. Novatney, Jr., until the earlier to occur of (a) December 31, 1999, or (b) the first date as of which the Company does not have a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and
(v) Fred Lick, Jr., until the earlier to occur of (a) December 31, 1999, (b) the first date as of which the Company does not have a class of equity securities registered under the Exchange Act, or (c) expiration of the remaining term of his employment agreement with the Company, as amended.


                                PERFORMANCE GRAPH

         The following graph compares the Company's cumulative total shareholder return to the cumulative total return of the University of Chicago Center for Research in Security Prices ("CRSP") Nasdaq Stock Market Index and the CRSP Nasdaq Insurance Stocks Index. (Assumes $100 invested on December 31, 1993, in each of three indices and dividends reinvested.)

[GRAPH]






                                                     LEGEND

                              12/31/1993        12/30/1994      12/29/1995       12/31/1996       12/31/1997     12/31/1998
Ceres Group, Inc.                $100.00           $126.30         $153.30          $131.80          $ 87.10        $176.40
Nasdaq Stock Market               100.00             97.80          138.30           170.00           208.50         293.80
Nasdaq Insurance Stocks           100.00             94.10          133.70           152.40           223.60         199.20

                             EXECUTIVE COMPENSATION

         The following table sets forth the annual compensation paid by CRL, the principal operating subsidiary of the Company, with respect to the calendar years ended December 31, 1998, 1997 and 1996, to the Chief Executive Officer and the five most highly-compensated executive officers of the Company during 1998 (the "Named Executive Officers").


                                                                ANNUAL            LONG TERM
                                                             COMPENSATION       COMPENSATION
                                                            ---------------   -----------------
                                                                                 SECURITIES
                                                                                 UNDERLYING        ALL OTHER
             NAME AND PRINCIPAL POSITION              YEAR           SALARY        OPTIONS      COMPENSATION(1)
--------------------------------------------------------------------------------------------------------------------
FRED LICK, JR.                                        1998       $  500,000                  --        $   1,000
Chairman of the Board of the Company                  1997          966,994                  --           20,635
and CRL and former Chief Executive Officer of the     1996          966,994                  --           23,671
Company

PETER W. NAUERT (2)                                   1998                0             500,000               --
President and  Chief Executive Officer

GLEN A. LAFFOON                                       1998          180,000              40,000            1,000
Executive Vice President and Assistant Secretary of   1997          160,000                  --           20,635
the Company and President and Chief Executive         1996          200,000                  --           20,486
Officer of CRL

VAL RAJIC                                             1998          115,000             125,000               --
Executive Vice President and Treasurer

CHARLES E. MILLER, JR.                                1998           93,000(3)          125,000           12,000  (4)
Executive Vice President and Chief Financial Officer
of the Company and Executive Vice President, Chief
Financial Officer and Treasurer of CRL

BILLY B. HILL, JR. (5)                                1998               --                  --          230,580 (6)
General Counsel

FRANK W. GRIMONE (7)                                  1998          250,000                  --               --
Former Senior Executive Vice President and Chief      1997          258,000                  --           20,635
Financial Officer of the Company and CRL              1996          258,000                  --           20,755

-----------------

(1) For the year 1998, $1,000 represents the contribution payable by the Company to each of Messrs. Lick and Laffoon under the Company's 401(k) plan. For the year 1997, represents the contribution under a defined-contribution, money-purchase, pension plan. For 1996, includes the contribution under a defined-contribution, money-purchase, pension plan of $19,305 for each officer and the following amounts equal to the full-dollar economic value of the premiums paid in connection with life insurance policies issued pursuant to the Split-dollar Life Insurance Agreements between CRL and the following executive officers: Mr. Lick:
         $4,366; Mr. Grimone: $1,450; and Mr. Laffoon: $1,181. The Split-Dollar Life Insurance Agreements and the defined-contribution, money-purchase, pension plan were terminated in 1997.

(2) Mr. Nauert receives no annual salary. See "Compensation Committee Report on Executive Compensation--President and Chief Executive Officer" for information regarding Mr. Nauert's employment agreement.

(3) Includes one-time payment of $50,000 to induce Mr. Miller to enter into his employment agreement.





12




(4) Represents payment of $4,000 per month for expenses related to travel to and from Mr. Miller's Florida home to his temporary residence in Cleveland, Ohio. See "Compensation Committee Report on Executive Compensation--Chief Financial Officer."

(5) Mr. Hill serves as a consultant to the Company, with the title of General Counsel, pursuant to a retainer agreement. See "Compensation Committee Report on Executive Compensation."

(6)      Represents retainer payment.

(7) On October 9, 1998, Mr. Grimone retired and resigned from his position as Senior Executive Vice President and Chief Financial Officer of the Company and on December 7, 1998, Mr. Grimone retired and resigned as Senior Executive Vice President and Chief Executive Officer of CRL. He is currently a consultant to the Company.






OPTION GRANTS IN 1998


         The following table summarizes information concerning options granted during the Company's fiscal year ended December 31, 1998 to each of the Named Executive Officers.

                                                                                              POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                           NUMBER OF     PERCENT OF                                           ANNUAL RATES OF STOCK
                            COMMON     TOTAL OPTIONS                                            PRICE APPRECIATION
                            SHARES       GRANTED TO      EXERCISE                               FOR OPTION TERM (1)
                          UNDERLYING    EMPLOYEES IN    PRICE PER                          -------------------------
NAME                       OPTIONS          1998          SHARE        EXPIRATION DATE           5%          10%
----------------------    -----------   -------------   ---------    -------------------   -------------------------
Peter W. Nauert (2)           100,000       46.5%           $6.50                      *   $ 408,792     $1,035,933
                              100,000                        7.50                            471,671      1,195,307
                              100,000                        8.50                            534,560      1,354,681
                              100,000                        9.50                            597,450      1,514,055
                              100,000                       10.50                            660,339      1,673,430

Glen A. Laffoon (3)            25,000        2.3%           $6.25     September 17, 2008      98,265        249,022

Val Rajic (4)                  25,000       11.6%            5.50                      *      86,473        219,140
                               25,000                        6.50                            102,195        258,983
                               25,000                        7.50                            117,918        298,827
                               25,000                        8.50                            133,640        338,670
                               25,000                        9.50                            149,363        378,514

Charles E. Miller, Jr. (5)    100,000        9.3%           $6.50                      *     408,782      1,035,933

Billy B. Hill, Jr. (6)         25,000       11.6%            5.50                      *      86,473        219,140
                               25,000                        6.50                            102,195        258,983
                               25,000                        7.50                            117,918        298,827
                               25,000                        8.50                            133,640        338,670
                               25,000                        9.50                            149,363        378,514

[FN]
-----------------

*        Termination of employment with the Company.

(1)      Assumes a ten-year term of the options.

(2) Mr. Nauert was granted non-qualified options to purchase 500,000 Common Shares in connection with his employment agreement. See "Compensation Committee Report on Executive Compensation" below. The options vest as follows: 30% on July 3, 1998; 20% on July 1, 1999; 20% on July 1, 2000;
         and 30% on July 1, 2001.

(3) Mr. Laffoon was granted options to purchase 25,000 Common Shares on September 17, 1998 under the 1998 Key Employee Share Incentive Plan at an exercise price of $6.25 per share which vest on the third anniversary of the date of grant. Mr. Laffoon's options are subject to stockholder approval of the 1998 Key Employee Share Incentive Plan. See "Proposal 2."

(4) Mr. Rajic was granted non-qualified options to purchase 125,000 Common Shares in connection with his employment agreement. See "Compensation Committee Report on Executive Compensation" below. The options vest as follows: 25,000 vest immediately and the remaining options vest on July 1, 2001.

(5) Mr. Miller was granted non-qualified options to purchase 100,000 Common Shares in connection with his employment agreement. See "Compensation Committee Report on Executive Compensation" below. The options vest as follows: 40,000 vest on October 1, 1998, 30,000 options vest on October 1, 2000 and 30,000 options vest on October 1, 2001.

(6) Mr. Hill was granted non-qualified options to purchase 125,000 Common Shares in connection with his retainer agreement. See "Compensation Committee Report on Executive Compensation" below. The options vest as follows: 25,000 vest immediately and the remaining options vest on July 1, 2001.



OPTION VALUES AT YEAR-END 1998

         The following table summarizes information with respect to the number of unexercised options held by the Named Executive Officers as of December 31, 1998. No Named Executive Officer exercised any options in 1998.


                                                NUMBER OF SECURITIES                   VALUE OF
                                                UNDERLYING OPTIONS AT            IN-THE-MONEY OPTIONS
                   NAME                           DECEMBER 31, 1998             AT DECEMBER 31, 1998 *
--------------------------------------------------------------------------------------------------------
                                              Exercisable/Unexercisable       Exercisable/Unexercisable
                                          --------------------------------------------------------------
Peter W. Nauert                                    150,000/350,000                $531,250/$418,750
Glen A. Laffoon                                       0/25,000                        0/$103,125
Val Rajic                                          25,000/100,000                 $121,875/$237,500
Charles E. Miller, Jr.                              40,000/60,000                 $155,000/$232,500
Billy B. Hill, Jr.                                 25,000/100,000                 $121,875/$237,500

-----------------

*        Valued at $10.375 per share, the closing price per Common Share on December 31, 1998.




             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

         The base compensation of all executive officers is governed by individual employment agreements. An important Company goal is to attract and retain corporate officers and senior staff and to motivate them to superior performance. In determining the level and composition of compensation for executive officers, the Committee considers, among other things, the responsibilities of the office, the experience and background of the individual, an evaluation of the individual's contribution to the Company and available information as to the practices of other insurance companies.

         Under the guidance of the Compensation Committee of the Board of Directors, the Company has begun a new stock option program (subject to stockholder approval at this Annual Meeting) designed to provide incentives to executive officers and other key employees by encouraging them to acquire a larger share ownership in the Company, thereby increasing their proprietary interest in the Company's business and enhancing their personal financial interest in its success. The 1998 Key Employee Share Incentive Plan permits the grant of non-transferable options to purchase Common Shares, which grants may or may not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. The plan also permits the grant of non-transferable options to receive payments based on the appreciation of stock ("SARs"). In making any grants under the plan, the Committee did so based upon merit and keeping with the Company's overall objective of enhancing its profitability and stockholder value.

CHAIRMAN

         FRED LICK, JR. SERVES AS CHAIRMAN OF THE COMPANY AND OF CRL. On December 15, 1997, Mr. Lick and CRL entered into an employment agreement that replaced the existing agreement as of January 1, 1998. Under the new agreement, Mr. Lick presently serves as Chairman and received a salary of $500,000 for 1998. He will receive the same amount in 1999. In accordance with the terms of the agreement, the parties will thereafter negotiate in good faith for Mr. Lick's continued employment for the years 2000 and 2001 on the basis of an incentive-based compensation program.

         Under Mr. Lick's new agreement he receives six weeks vacation annually, cumulative from year to year (except that no vacation time prior to January 1, 1998 can accumulate); an automobile and its operational expenses; reimbursement of his business expenses; continuation of his salary during any total or partial disability and certain other fringe benefits.

         Mr. Lick's new employment agreement provides that in the event of a change of control of CRL or the Company, the agreement shall inure to the benefit of and be binding upon both parties or any purchaser or surviving corporation. Mr. Lick's employment agreement may not be terminated by CRL except for "significant just and sufficient cause" as defined by the agreement. If CRL does terminate the agreement, or if Mr. Lick terminates the agreement because of a material breach by CRL, his annual salary shall become fixed and shall be paid in one lump sum within 30 days.

         On December 15, 1997, Mr. Lick also entered into an employment agreement with the Company that replaced an existing agreement as of January 1, 1998. The new agreement provides that if CRL terminates or is unable to fulfill any of its obligations under the employment agreement with Mr. Lick, then obligations of CRL become the responsibility of the Company. Mr. Lick's new employment agreement with the Company is for the same term as his new employment agreement with CRL. The Company may not terminate this employment agreement except for "significant just and sufficient cause" as defined by the agreement.

PRESIDENT AND CHIEF EXECUTIVE OFFICER

         PETER W. NAUERT SERVES AS PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY. Effective July 1, 1998, the Company and Mr. Nauert entered into an employment agreement, as amended, under which he serves as Chief Executive Officer for a term of three years. Mr. Nauert receives no annual salary under the agreement. Rather, the agreement is composed of three components, (1) Stock Award; (2) Stock Options; and (3) Incentive Pay, all designed to induce Mr.

Nauert to enter into the agreement and to remain with the Company for the three-year term of the agreement. These three components are explained below:


         STOCK AWARD Mr. Nauert will receive a Stock Award payable in Common Shares as follows: on July 1, 1999, 166,667 Common Shares and thereafter quarterly beginning January 1, 2000 and on the first day of each calendar quarter thereafter, the number of Common Shares equal to $250,000 divided by the average closing price of the Common Shares for the calendar quarter ending three months prior to the payment until July 1, 2001 when the final quarterly payment of the Stock Award will be paid. The July 1, 2001 payment will include the Stock Award for the quarters ending March 31, 2001 and June 30, 2001.
Mr. Nauert will also receive, subject to the Company meeting specified revenue criteria, a cash payment equal to the amount of taxes payable on the Stock
Award prior to the time such taxes become due. Any unpaid Stock Award or cash payment for taxes will be forfeited if Mr. Nauert's employment is terminated for any reason other than a "Severanceable Event" as defined by the agreement.


         STOCK OPTIONS Mr. Nauert was granted options to purchase an aggregate of 500,000 Common Shares (the "Options"). The exercise prices of the Options are as follows:

         Number of Options                  Exercise Price
         -----------------                  --------------

               100,000                           $  6.50
               100,000                           $  7.50
               100,000                           $  8.50
               100,000                           $  9.50
               100,000                           $ 10.50

Thirty percent (30%) of the Options vested immediately upon issuance on July 3, 1998. The remainder of the Options shall vest as follows: (i) twenty percent (20%) shall vest July 1, 1999, (ii) twenty percent (20%) shall vest on July 1, 2000 and (iii) thirty percent (30%) shall vest on July 1, 2001. The vesting of all Options shall occur pro rata among the various exercise price levels. However, all Options shall become exercisable (vest) upon a "Severenceable Event" as defined by the employment agreement. A "Severenceable Event" shall mean any of the following: (i) termination by the company for any reason other than for "Cause", as defined by the agreement (ii) termination upon a "Change of Control" as defined by the agreement, (iii) termination by Mr. Nauert for "Good Reason" as defined by the agreement, or (iv) termination due to the death or total or partial disability of Mr. Nauert. Any unvested options shall be forfeited if Mr. Nauert's employment is terminated for any reason other than a "Severenceable Event" as set forth above.

         INCENTIVE PAY For each year of employment, Mr. Nauert will receive an amount equal to 5% of the amount by which the Company's pre-tax income for such year exceeds specified targets.

         For 1998, Mr. Nauert did not qualify for any compensation under this component of his agreement.

         Under the agreement, Mr. Nauert is obligated to retain ownership of at least 900,000 Common Shares unless released from this obligation by the Company. Additionally, Mr. Nauert may receive such cash bonuses or such other incentive compensation as the Board of Directors may approve from time to time in its sole discretion.

CHIEF FINANCIAL OFFICER

         CHARLES E. MILLER, JR. JOINED THE COMPANY ON OCTOBER 1, 1998 AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF THE COMPANY. On December 7, 1998, Mr. Miller was also elected Executive Vice President and Chief Financial Officer of CRL. He became Treasurer of CRL in January 1999. On October 1, 1998, Mr. Miller and the Company entered into a three-year employment agreement which provides for a base salary of $175,000 and a one-time payment of $50,000 to induce Mr. Miller to enter into the agreement. On April 1, 1999, Mr. Miller's salary was increased to $225,000 for the remainder of the term. Additionally, Mr. Miller was granted options to purchase 100,000 Common Shares at an exercise price of $6.50. Of these, 40,000 vested immediately; 30,000 will vest October 1, 2000; and the remaining 30,000 on October 1, 2001. Unvested options become vested if Mr. Miller's employment is terminated because of a change of control of the company, as defined in the agreement The agreement provides for reimbursement of $4,000 in expenses per month for travel to and from his home in Florida to his temporary residence in Cleveland, Ohio, through September 1, 1999, at which time Mr. Miller is required to relocate to Cleveland. The agreement also provides for the reimbursement of reasonable expenses of relocation. Under the agreement, Mr. Miller may receive such cash bonuses or other cash-incentive compensation as the Board of Directors may approve from time to time.

OTHER EXECUTIVE OFFICERS

         GLEN A. LAFFOON SERVES AS EXECUTIVE VICE PRESIDENT AND ASSISTANT SECRETARY OF THE COMPANY AND AS PRESIDENT AND CHIEF EXECUTIVE OFFICER OF CRL. Mr. Laffoon and CRL entered into an employment agreement on August 12, 1998, under which Mr. Laffoon will receive a salary of $160,000 for the period of June 1, 1998 to June 1, 1999 and each renewal year. In August 1998, his salary was increased to $200,000, and thereafter on April 1, 1999 increased to $225,000 for the remainder of the term. The agreement automatically renews for succeeding one-year terms unless CRL provides 60-days advance notice. The current term runs through May 31, 2000. In the event, CRL terminates Mr. Laffoon's employment other than for cause, Mr. Laffoon would be entitled to severance pay equivalent to one year's salary. The agreement also provides for reimbursement of business expenses and certain other fringe benefits.

         VAL RAJIC SERVES AS EXECUTIVE VICE PRESIDENT AND TREASURER OF THE COMPANY. Mr. Rajic and the Company entered into an employment agreement effective July 1, 1998 for a term of three years under which Mr. Rajic receives a base salary of $147,000. Under the agreement, Mr. Rajic received options to purchase 125,000 Common Shares. Of these, 25,000 became immediately exercisable at an exercise price of $5.50 per share. The remainder will vest on July 1, 2001. The exercise price of the remaining options is as follows: $6.50-25,000 options; $7.50-25,000 options; $8.50-25,000 options and $9.50-25,000 options.
Mr. Rajic may also receive such cash bonuses or other cash incentive compensation as the Board of Directors may approve from time to time in its sole discretion. The agreement provides for reimbursement of business expenses and certain other fringe benefits.

         BILLY B. HILL, JR. SERVES AS A CONSULTANT TO THE COMPANY, WITH THE TITLE OF GENERAL COUNSEL. Mr. Hill and the Company entered into a retainer agreement dated as of June 30, 1998 for a term of three years under which Mr. Hill receives a retainer of $240,000 per year. Under the agreement, Mr. Hill received stock options to purchase 125,000 Common Shares. Of these, 25,000 were immediately exercisable at an exercise price of $5.50 per share. The remainder will vest on

July 1, 2001. The exercise price of the remaining options is as follows:
$6.50-25,000 options; $7.50- 25,000 options; $8.50-25,000 options; and
$9.50-25,000 options. Mr. Hill may also receive cash bonuses or other cash incentive compensation as the Board of Directors may approve from time to time in its sole discretion. The agreement provides for the reimbursement of reasonable business expenses. Under the agreement, Mr. Hill is not required to devote all of his time to the Company.

         Frank W. Grimone entered into an employment/consulting agreement with the Company effective January 1, 1998, which replaced prior employment agreements. Under that agreement Mr. Grimone was paid a salary for 1998 at an annual rate of $250,000 and received the same fringe benefits as under the prior agreements, including an allowance for a leased automobile and its operational expenses, the reimbursement of business expenses and certain other fringe benefits.

         On June 26, 1998, the Board of Directors re-elected Mr. Grimone as Senior Executive Vice President and Chief Financial Officer. While the January 1, 1998 agreement contemplated Mr. Grimone going to a consulting status on a part-time basis as of July 1, 1998, the Company and CRL requested Mr. Grimone to remain as Chief Financial Officer on a full-time basis, which he did until October 9, 1998, at which time he retired and resigned from his position as Senior Executive Vice President and Chief Financial Officer of the Company. Mr. Grimone served as Senior Executive Vice President and Chief Financial Officer of CRL until December 7, 1998. Since his retirement, Mr. Grimone has served as a consultant to the Company and will so serve until December 31, 2000.

                                                        COMPENSATION COMMITTEE
                                                        BRADLEY E. COOPER
                                                        MICHAEL A. CAVATAIO
                                                        RICHARD M. OSBORNE



                 COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Prior to July 3, 1998, Mr. Lick and Mr. Novatney served on the Executive Committee, which served as a compensation committee responsible for determining the compensation of the Company's executive officers for that year.


         Prior to July 3, 1998, Mr. Lick was President and Chief Executive Officer of the Company and of CRL. While Mr. Lick served on the Company's Executive Committee, he abstained in any action affecting his own compensation as an executive officer. See "Certain Relationships and Related Transactions" on page 26 with respect to transactions between Mr. Lick and the Company.

                                  PROPOSAL TWO:
             APPROVAL OF THE 1998 KEY EMPLOYEE SHARE INCENTIVE PLAN

         CERTAIN ASPECTS OF THIS PROPOSAL ARE SUMMARIZED BELOW. BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROXY STATEMENT AND THE COMPLETE TEXT OF THE 1998 KEY EMPLOYEE SHARE INCENTIVE PLAN ATTACHED TO THIS PROXY STATEMENT AS ANNEX A IN THEIR ENTIRETY BEFORE YOU DECIDE HOW TO VOTE ON THIS PROPOSAL. ALL CAPITALIZED TERMS THAT ARE NOT DEFINED HEREIN ARE DEFINED IN THE 1998 KEY EMPLOYEE SHARE INCENTIVE PLAN.

         On September 17, 1998, the Board of Directors approved the adoption of the Company's 1998 Key Employee Share Incentive Plan (the "Plan"). Set forth below is a description of the terms of the Plan. The Plan is effective upon stockholder approval of the Plan. The Plan permits the grant of non-transferable non-qualified stock options ("NQSOs") or incentive stock options ("ISOs" and together with NQSOs, "Options") to purchase Common Shares and the grant of non-transferable options to receive payments based on the appreciation of Common Shares ("SARs").

DESCRIPTION OF THE PLAN

         The Plan was adopted to provide incentives to key employees of the Company and its subsidiaries, by encouraging such employees to acquire a larger share ownership in the Company, thereby increasing their proprietary interest in the Company's business and enhancing their personal financial interest in its success. The Plan has 500,000 Common Shares available for grants to key employees. The Plan provides for the grant to employees (including officers and directors who are employees) of ISOs within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), for the grant of NQSOs to eligible employees (including officers and directors who are employees), and for the grant of SARs. ISOs may be exercisable for up to ten years at an option price of not less than the fair market value of the Common Shares on the date that the option is granted, or for up to five years at an option price of not less than 110% of the fair market value of the Common Shares in the case of an officer or other key employee who owns, at the time the option is granted, more than ten percent of the Common Shares. Holders of ISOs qualify for certain favorable tax treatment. See "Summary of Federal Income Tax Consequences." NQSOs may be exercisable for up to ten years at such exercise price and upon such terms and conditions as the Compensation Committee of the Board of Directors may determine.

         The Plan will be administered by the Compensation Committee of the Board of Directors, which is charged with designating those persons to whom Options or SARs are to be granted and determining the terms of such awards, including the exercise price of Options, the number of shares subject to an Option, the time when an Option or SAR may be exercised and whether SARs will be made part of any Options.

         Options granted under the Plan are subject to the following restrictions, among others: (1) the per share exercise price for ISOs must be equal to or greater than 100% of the fair market value of a Common Share on the date of grant of the Option; (2) no Option may be exercisable after the expiration of ten years from the date of its grant; and (3) Options granted under the Plan are subject to transfer restrictions as follows:

              (a) No Option or SAR shall be transferable by the Optionee other than by will or the laws of descent and distribution; and

              (b) No option granted can be pledged or hypothecated, nor can it be subject to execution, attachment or similar process.

         The Compensation Committee may condition the exercise of any Option upon the continued employment of the optionee with the Company, and may make such Option immediately exercisable. However, the Committee will require that from the date of grant of any ISO until three months prior to the date such ISO is exercised, such optionee must be an employee of the Company or a subsidiary.

         If an optionee's employment by the Company is terminated by reason of a permanent and total disability or death, then his or her Options or SARs will expire one year after the date of termination. If an optionee's employment is terminated for any other reason, then his or her Options or SARs will terminate on the effective date of such termination. Options and SARs become immediately exercisable in the event of a change in control (as defined in the Plan) of the Company.

         Options exercised by the Optionee may be paid in cash or by check or, with the consent of the Compensation Committee, in whole or in part with a surrender of Common Shares having a fair market value on the date of exercise equal to that portion of the purchase price for which payment in cash or check is not made. The Committee, in its sole discretion, may approve other methods of exercise for an Option or payment of an option price, provided that no such method may cause any ISO granted under the Plan to not qualify under Section 422 of the Code or cause any Common Share issued in connection with the exercise of an Option not to be a fully paid and non-assessable Common Share.

         SARs may be granted by the Compensation Committee to key employees as a right in tandem with the number of Common Shares underlying Options granted to such employees under the Plan or on a stand-alone basis with respect to a number of Common Shares for which an Option has not been granted. No optionee is entitled to a grant of a SAR solely as a result of the grant of an Option to such optionee. SARs are the right to receive payment per share of the SAR exercised in Common Shares, in cash (or check) or a combination of cash (or check) and Common Shares equal to the excess of the Common Share's fair market value on the date of exercise over its fair market value on the date the SAR was granted. Exercise of a SAR issued in tandem with an Option will result in the reduction of the number of Common Shares underlying the related Option to the extent of the SAR exercise. After the grant of a SAR, an optionee intending to rely on an exemption from Section 16(b) of the Exchange Act is required to hold such SAR for six months from the date the price for such SAR is fixed to the date of cash settlement. Additionally, in order to remain exempt from Section 16(b) of the Exchange Act, a SAR must be exercised by an Optionee subject to
Section 16(b) only during the period beginning on the third business day following the release of a summary statement of the Company's quarterly or annual sales and earnings and ending on the twelfth business day following said date.

         The Compensation Committee, subject to the approval of the Board of Directors, has the authority to amend, modify, suspend or terminate the Plan, provided that no such action impairs the rights of the holder of any outstanding Option or SAR without the written consent of such holder, and provided further that certain amendments of the Plan are subject to stockholder approval. Unless terminated sooner, the Plan will terminate on September 30, 2008.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES


Non-Qualified Stock Options

         Generally. An optionee generally will not recognize income upon the grant of a NQSO. If an optionee receives unrestricted Common Shares upon the exercise of a NQSO, the optionee will normally recognize ordinary income at the time of exercise equal to the excess of the fair market value, at the time of exercise, of the optioned Common Shares over the exercise price. When the optionee disposes of the shares, capital gain will be recognized, either long or short term depending on the holding period beginning on the date the shares are acquired.

         Tax Consequences to the Company. To the extent that an optionee recognizes ordinary income, the Company or subsidiary for which the optionee performs services will generally be entitled to a corresponding deduction assuming that the deduction is not disallowed by Section 162(m) of the Code. The deduction is allowed in the tax year in which the optionee is required to include the amount in income.

Incentive Stock Options

         Generally. An optionee will not recognize income upon the grant of an ISO. In addition, an optionee will not recognize income upon the exercise of an ISO if he or she satisfies certain employment and holding period requirements. To satisfy the employment requirement, an optionee generally must exercise the option not later than three months after he or she ceases to be an employee of the Company or a subsidiary of the Company (one year if he or she ceases to be an employee due to disability). To satisfy the holding period requirement, an optionee must not sell or dispose of the optioned Common Shares before two years from the grant of the option and must hold the optioned Common Shares more than one year after the Common Shares are transferred to the optionee. If these requirements are satisfied, upon the sale of the Common Shares, the optionee will be taxed at long-term capital gains rates on any gain, measured by the difference between the optionee's basis in the Common Stock and the net proceeds of the sale.

         Disqualifying Disposition. If Common Shares acquired upon the timely exercise of an ISO are sold, exchanged or otherwise disposed of without satisfying the holding period requirement (a "Disqualifying Disposition"), the optionee will usually recognize ordinary income at the time of disposition equal to the amount of the excess of the fair market value of the optioned Common Shares on the date of the exercise of the ISO over the exercise price.

         Alternative Minimum Tax. An optionee generally must include in alternative minimum taxable income the amount by which the amount paid for the option is exceeded by the option's fair market value at the time of exercise of the option, or, if later, at the time at which the stock is freely transferable or not subject to a substantial risk of forfeiture.

         Tax Consequences to the Company. The granting of an ISO, or the exercise thereof, will generally not result in a deduction for the Company. However, to the extent that an optionee recognizes ordinary income as the result of a Disqualifying Disposition, the Company will generally be entitled to a corresponding deduction, assuming that the deduction is not disallowed by Section 162(m) of the Code.

Stock Appreciation Rights

         Generally. The recipient of SAR awards generally will not recognize income at the time a SAR is granted, but will recognize ordinary income upon the exercise of a SAR equal to the sum of (1) the gross cash proceeds payable and
(2) the fair market value on the exercise date of any shares received.

         Tax Consequences to the Company. The Company will be entitled to a tax deduction with respect to a SAR at the same time in the same amount as the recipient, assuming that the deduction is not disallowed by Section 162(m) of the Code.

         The following table sets forth certain Options under the Plan that were granted (subject to approval of the Plan) on September 17, 1998 and February 17, 1999 to Named Executive Officers, Executive Officers as a group and Non-Executive Officer Employees as a group. Each of the Options set forth below vest on the third anniversary of the date of grant. The exercise price for all of the following Options is $6.25 per share for Options granted on September 17, 1998 and $8.25 for Options granted on February 17, 1999.



                                                 NUMBER OF SHARES
                                             UNDERLYING OPTIONS TO BE              DATE OF
NAME                                          GRANTED UNDER THE PLAN                GRANT
----                                          ----------------------              -------
Glen A. Laffoon                                       25,000                      9/17/98
                                                      15,000                      2/17/99

Charles E. Miller, Jr.                                25,000                      2/17/99

Executive Officers as a Group                         25,000                      9/17/98
                                                      40,000                      2/17/99

Non-Executive Officer                                200,000                      9/17/98
     Employees as a Group                            160,000                      2/17/99


         Approval of the Plan requires the affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy at the Annual Meeting. The enclosed Proxy will be voted FOR the Plan unless the proxy holders are otherwise instructed.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1998 KEY EMPLOYEE SHARE INCENTIVE PLAN.

                    PROPOSAL THREE: APPROVAL AND ADOPTION OF
                       PERFORMANCE-BASED COMPENSATION FOR
             PETER W. NAUERT, PRESIDENT AND CHIEF EXECUTIVE OFFICER


         Effective July 1, 1998, the Company entered into the employment agreement for Peter W. Nauert, which was amended as of March 18, 1999 (the "Employment Agreement") and includes certain performance-based compensation for Mr. Nauert. The Compensation Committee of the Board of Directors of the Company and the Board recommended that all of the performance-based compensation set forth in the Employment Agreement ("Performance-Based Compensation") be submitted to stockholders for approval at the Annual Meeting.

         The Performance-Based Compensation is intended to address certain limitations on the deductibility of executive compensation under Section 162(m) of the Code, which limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly-traded corporation to certain employees, including Mr. Nauert. Certain types of compensation may be excluded from the limitations on deductibility, including compensation that qualifies as "performance-based compensation."

         The Internal Revenue Service in the regulations promulgated under
Section 162(m) of the Code has indicated that four conditions must be satisfied in order for compensation to qualify as performance-based. Compensation will not be subject to the deduction limit if (1) it is payable on account of the attainment of one or more pre-established, objective performance goals; (2) the performance goals are established by a compensation committee of the board of directors that is comprised solely of two or more outside directors; (3) the material terms of the compensation and the performance goals are disclosed to and approved by stockholders before payment; and (4) the compensation committee certifies that the performance goals have been satisfied before payment. To comply with the provisions of the Code and to qualify the compensation payable to Mr. Nauert under the Employment Agreement as performance-based compensation eligible for exclusion from the deduction limit, the Performance-Based Compensation is being submitted to stockholders for approval and adoption at the Annual Meeting.

         Mr. Nauert's Employment Agreement establishes certain performance criteria based upon overall Company performance for determining the maximum amount of Performance-Based Compensation to Mr. Nauert, who has wide ranging responsibilities for the Company's overall performance.

         The Performance-Based Compensation payable to Mr. Nauert includes the following features:

          - A cash award in an amount equal to Mr. Nauert's federal, state and local taxes ("Tax Payments") resulting from the payment of Common Shares to Mr. Nauert under the terms of his Employment Agreement ("Stock Awards"). In no event will the Tax Payment exceed 50% of the Fair Market Value of the Stock Award to which it relates. For this purpose, the Fair Market Value of a Stock Award is the product of (1) the number of Common Shares, including fractional shares, paid to Mr. Nauert multiplied by (2) the closing price of one Common Share on the date of payment. Under the Employment Agreement, Mr. Nauert is entitled to receive the following Stock Awards:

               -    July 1, 1999 Stock Award is equal to 166,667 Common Shares;
                    and


               - Thereafter, Stock Awards will be paid quarterly beginning January 1, 2000 and on the first day of each calendar quarter thereafter, and each such quarterly Stock Award shall be equal to the number of Common Shares equal to $250,000 divided by the average closing price of the Common Shares for the calendar quarter ending three months prior to the payment until July 1, 2001 when the final quarterly Stock Award will be paid. The July 1, 2001 payment will include the Stock Award for the quarters ending March 31, 2001 and June 30, 2001.


          - The Tax Payments will be awarded prior to the due date of such taxes and only in the event specified revenue criteria are satisfied.

          - For each year of employment, "Incentive Pay" equals 5% of the amount by which the Company's pre-tax income for such year exceeds specified targets. No Incentive Pay was payable in 1998.

          - Stock options granted to Mr. Nauert pursuant to his Employment Agreement to purchase 500,000 Common Shares. The stock options were granted to Mr. Nauert on July 3, 1998, at which time the fair market value of one Common Share was less than $6.50. The exercise price of the stock options are as follows:


                Number of Options                                      Exercise Price
                -----------------                                      --------------
                     100,000                                                $6.50
                     100,000                                                $7.50
                     100,000                                                $8.50
                     100,000                                                $9.50
                     100,000                                               $10.50

         For more information regarding Mr. Nauert's employment agreement, see "Compensation Committee Report on Executive Compensation - President and Chief Executive Officer."

         Approval of this Proposal requires the affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy at the Annual Meeting. The enclosed Proxy will be voted FOR this Proposal unless the proxy holders are otherwise instructed.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE PERFORMANCE-BASED COMPENSATION.



                PROPOSAL FOUR: RATIFICATION OF ERNST & YOUNG LLP
                    AS THE COMPANY'S INDEPENDENT ACCOUNTANTS


         Ernst & Young LLP ("E&Y") has been Ceres' independent public accountants since August 1998. Representatives of E&Y have direct access to members of the Audit Committee and regularly attend their meetings. Representatives of E&Y are expected to attend the Annual Meeting to answer appropriate questions and make a statement if they desire.


         In 1998, the Audit Committee reviewed all services provided by E&Y to ensure that they were within the scope previously approved by the Committee.

         Although Ceres' Bylaws do not require the selection of independent accountants to be submitted to stockholders for approval, this selection is being presented to stockholders for ratification or rejection at the Annual Meeting. Ceres needs the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the meeting in order to ratify E&Y as independent accountants for the fiscal year ending December 31, 1999. If the resolution is rejected, or if Ernst & Young LLP declines to act or becomes incapable of action, or if its employment is discontinued, the Board will appoint other independent accountants whose continued employment after the next annual meeting of stockholders will be subject to ratification by stockholders.

         THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.


         Change of Independent Auditor. The Company appointed E&Y as its independent auditors for the fiscal year ending December 31, 1998, to replace the firm of KPMG LLP, who were dismissed as auditors of the Company effective August 27, 1998.

         The Audit Committee of the Company's Board of Directors approved the engagement of E&Y as the Company's independent auditors. The audit reports of KPMG LLP on the Company's consolidated financial statements for the two fiscal years ended December 31, 1997, did not contain an adverse opinion or a disclaimer of opinion, but were modified for going concern uncertainties.

         In connection with the audits of the Company's consolidated financial statements for fiscal years ended December 31, 1997 and 1996, and the subsequent interim period through August 27, 1998, no disagreements existed with KPMG LLP on any matters of accounting principles or practices, financial statement or disclosure, or auditing scope and procedures which if not resolved to the satisfaction of KPMG LLP would have caused KPMG LLP to make reference to the matter in their report.

         No "reportable events" occurred as that term is described in Item 304(a)(1)(v) of Regulation S-K.

         KPMG LLP furnished the Company with a letter addressed to the Securities and Exchange Commission stating that they agree with the statements in the preceding three paragraphs.

         The Company engaged E&Y as its new independent accountants effective August 27, 1998. During the fiscal years ended December 31, 1996 and 1997 and through August 27, 1998, the Company had not consulted with E&Y regarding (1) the application of accounting principles to any transaction; (2) the type of audit opinion that might be rendered on the Company's financial statements; (3) any disagreement or reportable event as those terms are described or defined in Items 304(a)(1)(iv) and 304(a)(1)(v) of Regulation S-K; or (4) any other matters or events set forth in Item 304(a)(2) of Regulation S-K.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On March 30, 1998, the Company entered into an amended and restated Stock Purchase Agreement with Strategic Partners and Insurance Partners. The March 30, 1998 agreement amended and restated an agreement entered into on November 26, 1997 between the Company and Strategic Partners. Following the receipt of shareholder approval, the transaction closed on July 3, 1998, at which time the Company issued and sold 7,300,000 Common Shares at $5.50 per share and 3,650,000 Equity Warrants for an aggregate purchase price of $40.2 million (the "July Equity Financing").

         Concurrent with the signing of the original agreement with Strategic Partners in November 1997, Strategic Partners arranged for an interim loan (the "Bridge Loan") of $20.0 million to the Company. In consideration for the arrangement of the Bridge Loan, the Company issued 800,000 Guarantee Warrants and an additional 200,000 Guarantee Warrants upon receipt of shareholder approval in July 1998. The holders of the Guarantee Warrants are Messrs. Nauert (500,000), Rajic (100,000), Osborne (300,000) and Hill (100,000). The Bridge
Loan was paid in full on July 3, 1998 in connection with the closing of the July Equity Financing. The proceeds of the July Equity Financing were used to: (i) pay off the Bridge Loan, plus interest, (ii) pay related transaction expenses, such as legal, printing, accounting and investment banking fees, and (iii) to make a $5.0 million contribution to the surplus of CRL. The remaining $13.0 million was used for working capital at the Company. The July Equity Financing resulted in a change of control of the Company.

         Messrs. Nauert, Osborne, Cavataio and Rajic, Karon Hill (Mr. Hill's spouse), and Insurance Partners were investors in the July Equity Financing. Mr. Nauert purchased 933,636 Common Shares and 466,818 Equity Warrants for $5,134,998; Mr. Osborne purchased 720,910 Common Shares and 360,455 Equity Warrants for $3,965,005; Mr. Cavataio purchased 181,818 Common Shares and 90,909 Equity Warrants for $999,999; Mr. Rajic purchased 100,000 Common Shares and 50,000 Equity Warrants for $550,000; Ms. Hill purchased 100,000 Common Shares and 50,000 Equity Warrants for $550,000; IP Delaware purchased 2,799,466 Common Shares and 1,399,733 Equity Warrants for $15,397,063; and IP Bermuda purchased 1,545,990 Common Shares and 772,995 Equity Warrants for $8,502,945. Mr. Cooper is a partner and Mr. Spass is the managing partner of Insurance Partners Advisors, L.P., an investment management company which performs investment banking services for IP Delaware, IP Bermuda and their portfolio companies. In addition, Mr. Spass is a managing partner of an indirect general partner of each of IP Delaware and IP Bermuda. Mr. Rajic, who was a director and acting Chief Operating Officer during 1997 and who is currently Executive Vice President and Treasurer of the Company, has served as President of Strategic Partners since November 1997. Mr. Nauert is the principal investor in Strategic Partners. All of the investors in the July Equity Financing are parties to the Voting Agreement. See "Voting Agreement."

         In order to comply with certain state insurance regulatory requirements which prohibit providing group life insurance unless at least ten lives are insured, the Company formed CRL Preferred Group, Inc., International Professional Group, Inc., North America Preferred Employers, Inc., and Keystone Employers Group, Inc. to serve as trustees of trusts established to provide group life insurance to employers with less than ten employees (such corporations the "Trustee Corporations"). In compliance with state regulations which require that the Trustee Corporations' shareholders be natural persons, Mr. Lick and Mr. Grimone hold, for the benefit of the Company, all of the outstanding shares of the Trustee Corporations and are directors of the Trustee

Corporations. Mr. Laffoon holds the office of President of the Trustee Corporations. None of the officers or directors of the Trustee Corporations receives any compensation for serving in such capacity.

         For a discussion of the employment agreements the Company has with Messrs. Lick, Nauert, Miller, Rajic, Laffoon, Hill and Grimone, see "Compensation Committee Report on Executive Compensation" beginning on page 14.


                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

         A stockholder intending to present a proposal to be included in the Company's Proxy Statement for the Company's 2000 Annual Meeting of Stockholders must deliver a proposal, in accordance with the requirements of the Company's Bylaws and Rule 14a-8 under the Exchange Act, to the Secretary of the Company at the Company's principal executive office no earlier than March 13, 2000 and no later than April 11, 2000. A stockholder's notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) the name and record address of the stockholder proposing such business, (3) the class and number of Common Shares that are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business.

         A stockholder desiring to nominate a director for election at the Company's 2000 Annual Meeting of Stockholders must deliver a notice, in accordance with the requirements of the Company's Bylaws, to the Secretary of the Company at the Company's principal executive office no earlier than March 13, 2000 and no later than April 11, 2000. Such notice must include (1) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person,
(c) the class and number of shares of capital stock of the Company beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act; and (2) as to the stockholder giving the notice, (a) the name and record address of the stockholder, and (b) the class and number of shares of capital stock of the Company beneficially owned by the stockholder. The Company may require any proposed nominee to furnish additional information reasonably required by the Company to determine the eligibility of the proposed nominee to serve as a director of the Company.

                                  OTHER MATTERS

         If the enclosed form of proxy is validly executed, returned, and not revoked, the shares represented thereby will be voted in accordance with any specification made by the stockholder. In the absence of any such specification, proxies will be voted FOR the election of the nine nominees as set forth under "Election of Directors" on page 4, FOR Proposal No. 2, FOR Proposal No. 3, and FOR Proposal No. 4.

         If any other matters shall properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the meeting.

         You are urged to sign and return your proxy card promptly to make certain your shares will be voted at the Annual Meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.


                                          By order of the Board of Directors


                                          /s/ Fred Lick, Jr.

                                          Fred Lick, Jr.
                                          Chairman of the Board

Date: May 3, 1999

                                                                        ANNEX A

                        CENTRAL RESERVE LIFE CORPORATION
                       (now known as Ceres Group, Inc.)

                     1998 KEY EMPLOYEE SHARE INCENTIVE PLAN


            1. GENERAL. This 1998 Key Employee Share Incentive Plan ("Plan") provides key employees of Central Reserve Life Corporation ("CRLC") or subsidiary corporations of CRLC with the opportunity to acquire or expand their equity interest in CRLC by making available for award or purchase common shares, without par value, of CRLC ("Common Shares"), through the granting of nontransferable options to purchase Common Shares ("Options") and the granting of nontransferable options to receive payments based on the appreciation of Common Shares ("SARs"). Options and SARs are collectively referred to herein as "Grants"; an individual grant of Options is individually referred to herein as a "Grant". CRLC intends that key employees may be granted, simultaneously or from time to time, Stock Options that qualify as incentive stock options ("Incentive Stock Options" under Section 422 of the Internal Revenue Code of 1986, as amended ("Code") or stock options that do not so qualify ("Non-qualified Stock Options"). No provision of the Plan is intended or shall be construed to grant employees alternative rights in any Incentive Stock Option granted under the Plan so as to prevent such Option from qualifying under Section 422 of the Code.

            2. PURPOSE OF THE PLAN. The purpose of the Plan is to provide incentives to key employees of CRLC or of subsidiary corporations of CRLIC, by encouraging such employees to acquire a larger share ownership in the CRLC, thereby increasing their proprietary interest in CRLC's business and enhancing their personal financial interest in its success. For purposes of the Plan, a "subsidiary corporation" consists of any corporation fifty percent (50%) of the shares of which are directly or indirectly owned or controlled by CRLC.

            3. EFFECTIVE DATE OF THE PLAN. The Plan shall have a stated effective date of October 1, 1998. However, the Plan is and shall be effective upon its adoption by the Board of Directors, subject to approval by holders of a majority of the total votes cast on a proposal to approve the Plan at a meeting of the shareholders at which a quorum is present. If the Plan is not so approved within twelve (12) months after the date the Plan is adopted by the Board of Directors, the Plan and any Grants made hereunder shall be null and void. However, if the Plan is approved, no further shareholder approval shall be required with respect to the making of Grants pursuant to the Plan, except as provided in Section 11 hereof.

            4. ADMINISTRATION OF THE PLAN. The Plan will be administered by the Compensation Committee of the Board of Directors of CRLC ("Committee") which shall consist of not less than three members. None of the Committee members shall be employees of CRLC or its subsidiary corporations nor be eligible to receive an Option while serving as a member of the Committee. Each of the Committee members shall be a "Non-Employee Director" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, or any successor definition adopted by the Securities Exchange Commission, and each shall be an "outside director" within the meaning of Section 162(m) of the Code. The Board may also select one or more qualified Directors to serve as alternate members of the Committee, who may take the place of any absent member or members at any meeting of the Committee. The Committee shall be authorized to administer the Plan in accordance with its terms and may adopt, amend or repeal such rules and regulations as the Committee may desire concerning the conduct of its affairs. The interpretation and construction by the Committee of any provision of the Plan or of any Grant under it and the administration of the Plan by the Committee shall be final.

            A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present (or acts unanimously approved in writing by the members of the Committee) shall constitute binding acts of the Committee. No member of the Board of Directors or the Committee shall be liable for any action taken or omitted, or any determination made, in good faith in connection with the Plan.

            Subject to the terms and conditions of the Plan, the Committee is authorized and empowered:

            (a) To select the key employees to whom Grants may be made;

            (b) To determine the number of Common Shares to be covered by any
                Grant;

            (c) To prescribe the terms and conditions of any Grants made under the Plan, and the form and agreement used in connection with the grant of Options and SARs;

            (d) To determine the time or times when Options and SARs will be granted and when they will terminate in whole or in part;

            (e) To determine the time or times when Options and SARs that are granted may be exercised;

            (f) To determine, at the time a Stock Option is granted under the
                Plan, whether such Option is an Incentive Stock Option entitled to the benefits of Section 422 of the Code;

            (g) To establish any other Option agreement provisions not inconsistent with the terms and conditions of the Plan or, where the Stock Option is an Incentive Stock Option, with the terms and conditions of Section 422 of the Code; and

            (h) To determine whether SARs will be made part of any Grants consisting of Options, and to approve any SARs made part of any such Grants pursuant to Section 8 hereof.

            5. EMPLOYEES ELIGIBLE FOR GRANTS. Grants may be made from time to time to those key employees of CRLC or of a subsidiary corporation who are designated by the



________________________________________________________________________________

Committee in its sole and exclusive discretion. Key employees may include, but shall not necessarily be limited to, employees who are also members of the Board of Directors (excluding members of the Committee), officers of CRLC, and officers of any subsidiary corporation. However, Stock Options intended to qualify as Incentive Stock Options shall only be granted to employees while actually employed by CRLC or a subsidiary corporation. The Committee may grant more than one Option, with or without SARs, to the same key employee. No Option will be granted to any key employee during any period of time when such key employee is on a leave of absence.

            6. SHARES SUBJECT TO THE PLAN; ADJUSTMENTS TO OPTIONS; GRANTS. Upon the approval of the Plan by the shareholders, Five-Hundred Thousand (500,000) presently authorized but unissued Common Shares of CRLC shall be reserved, allotted and set aside for issuance under the Plan, subject to the next sentence and Section 7(h). If a SAR is granted in tandem with an Option pursuant to
Section 8 and such SAR is thereafter exercised in whole or in part, then such Option or the portion thereof to which the duly exercised SAR relates shall be deemed to have been exercised for purposes of such Option, but the Common Shares which were issuable to such Option or the portion thereof to which the duly exercised SAR relates may be made available for reoffering under the Plan to any eligible key employee.

            If, at any time subsequent to the date of adoption of the Plan by the Board of Directors, the number of Common Shares are increased or decreased, or changed into or exchanged for a different number or kind of shares of stock or other securities of CRLC or of another corporation (whether as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization or otherwise): (i) there shall automatically be substituted for each Common Share subject to an unexercised Stock Option or SAR (in whole or in part) granted under the Plan, the number and kind of shares of stock or other securities into which each outstanding Common Share shall be changed or for which each such Common Share shall be exchanged; and (ii) the option price per Common Share or unit of securities shall be increased or decreased proportionately so that the aggregate purchase price for the securities subject to a Stock Option or SAR shall remain the same as immediately prior to such event. In addition to the foregoing, the Committee shall be entitled in the event of any such increase, decrease or exchange of Common Shares to make other adjustments to the securities subject to a Stock Option or SAR, the provisions of the Plan, and to any related Stock Option or SAR agreements (including adjustments which may provide for the elimination of fractional shares), where necessary to preserve the terms and conditions of any Grants hereunder.

            7.  STOCK OPTION PROVISIONS.

            (a) GENERAL. The Committee may grant to key employees (also referred to as "optionees") nontransferable Stock Options that either qualify as Incentive Stock Options under Section 422 of the Code or do not so qualify. However, any Stock Option that is an Incentive Stock Option shall only be granted within ten (10) years from the earlier of (i) the date this Plan is adopted by the Board of Directors of CRLC; or (ii) the date this Plan is approved by the shareholders of CRLC.



________________________________________________________________________________
                                                                          Page 3

            (b) STOCK OPTION PRICE. The option price per Common Share which may be purchased under the Plan shall be determined by the Committee at the time of Grant, but shall not be less than one hundred percent (100%) of the fair market value of a Common Share, determined as of the date such Option is granted; however, if a key employee to whom an Incentive Stock Option is granted is, at the time of the grant of such Option, an "owner," as defined in Section 422(b)(6) of the Code (modified as provided in Section 424(d) of the Code) of more than ten percent (10%) of the total combined voting power of all classes of stock of CRLC or any subsidiary corporation (a "Substantial Shareholder"), the price per Common Share of such option, as determined by the Committee, shall not be less than one hundred ten percent (110%) of the fair market value of a Common Share on the date such Option is granted. The option price per Common Share under each Stock Option granted pursuant to the Plan that is not an Incentive Stock Option shall be determined by the Committee at the time of Grant. The fair market value of a Common Share shall be determined in accordance with procedures to be established by the Committee; provided, that so long as Common Shares are traded or exchanged on the NASDAQ National Market, the fair market value of a Common Share for any given date shall be considered the average of the bid and asked prices quoted on that date. The day on which the Committee approves the granting of an Option shall be considered the date on which such Option is granted.

            (c) PERIOD OF OPTION. The Committee shall determine when each Stock Option is to expire. However, no Stock Option (including without limitation, an Incentive Stock Option) may be exercisable for a period of more than ten (10) years from the date it is granted. Further, no Incentive Stock Option granted to an employee who is a Substantial Shareholder at the time of the grant of such Option shall be exercisable after the expiration of five (5) years from the date of grant of such Option.

            (d) LIMITATION ON EXERCISE AND TRANSFER OF OPTIONS. Only the key employee to whom an Option is granted may exercise such Option, except in those cases where a guardian or other legal representative has been duly appointed for such key employee, and except as otherwise provided in the case of such key employee's death. No Option granted hereunder shall be transferable by an optionee other than by will or the laws of descent and distribution; provided, however, that if so provided in the instrument evidencing the Option, the Compensation Committee may permit an optionee to transfer the Option during his lifetime to one or more members of his family or to one or more trusts for the benefit of one or more members of his family so long as no consideration is paid for such transfer and such transfer would not result in the loss of any exemption under Rule 16b-3 for any Option that the Compensation Committee does not permit to be so transferred. The transferee of an Option shall be subject to all restrictions, terms, and conditions applicable to the Option prior to its transfer, except that the Option shall not be further transferable inter vivos by the transferee. The Compensation Committee may impose on any transferable Option and on the Common Shares to be issued upon the exercise of the Option such limitations and conditions as the Committee deems appropriate. No Option granted hereunder can be pledged or hypothecated, nor shall any such Option be subject to execution, attachment or similar process.



________________________________________________________________________________

            (e) EMPLOYMENT; HOLDING PERIOD REQUIREMENTS FOR CERTAIN OPTIONS. The Committee may condition the exercise of any Option granted hereunder upon the continued employment of the optionee by CRLC or by a subsidiary corporation, and may make any such Option immediately exercisable. However, the Committee will require that, from and after the date of grant of any Incentive Stock Option until the date three (3) months prior to the date such Option is exercised, such optionee must be an employee of the Company or of a subsidiary corporation, but always subject to the right of CRLC or any subsidiary corporation to terminate such optionee's employment of such during such period. Each Option shall be subject to such additional restrictions as to the time and method of exercise as shall be prescribed by the Committee. Upon satisfaction of such requirements, if any, an Option or the appropriate portion thereof may be exercised in whole or in part from time to time during the option period; however, such exercise right(s) shall be limited to blocks of at least one hundred (100) Common Shares.

            (f) PAYMENT OF OPTION PRICE. An Option shall be exercised by an optionee giving written notice to CRLC of his/her intention to exercise the same, accompanied by full payment of the purchase price in cash or by check, or, with the consent of the Committee, in whole or in part with a surrender of Common Shares having a fair market value on the date of exercise equal to that portion of the purchase price for which payment in cash or check is not made. The Committee may, in its sole discretion, approve other methods of exercise for an Option or payment of the option price, provided that no such method shall cause any option granted under the Plan as an Incentive Stock Option to not qualify under Section 422 of the Code or cause any Common Share issued in connection with the exercise of an option not to be a fully paid and non-assessable Common Share.

            (g) CERTAIN REISSUANCES OF STOCK OPTIONS. To the extent Common Shares are surrendered by an optionee in connection with the exercise of an Option in accordance with Section 7(f), the Committee may in its sole discretion grant new Options to such optionee (to the extent Common Shares remain available for Grants), subject to the following terms and conditions:

            (i) The number of Common Shares issuable pursuant to the new Options shall be equal to the number of Common Shares being surrendered by the optionee;

            (ii) The option price per Common Share shall be equal to the fair market value of a Common Share, on the date of exercise of those Options whose exercise caused such Grant; and

            (iii) The terms and conditions of such Options shall in all other respects replicate the terms and conditions of those Options whose exercise caused such Grant, except to the extent such terms and conditions are determined to not be wholly consistent with the general provisions of this Section 7, or in conflict with the remaining provisions of the Plan.




________________________________________________________________________________

            (h) CANCELLATION AND REPLACEMENT OF STOCK OPTIONS; REALLOCATION OF UNUSED COMMON SHARES. The Committee may at any time or from time to time permit the voluntary surrender by an optionee who is the holder of any outstanding Stock Options under the Plan, where such surrender is conditioned upon the granting to such optionee of new Stock Options for such number of shares as the Committee shall determine, or may require such a voluntary surrender as a condition precedent to the grant of new Stock Options. The Committee shall determine the terms and conditions of new Stock Options, including the prices at and periods during which they may be exercised, in accordance with the provisions of this Plan, all or any of which may differ from the terms and conditions of the Stock Options surrendered. Any such new Stock Options shall be subject to all the relevant provisions of this Plan. The Common Shares subject to any Stock Option so surrendered, and/or any Common Shares subject to any Stock Option that has lapsed, been forfeited, or been cancelled and extinguished in connection with the exercise of an SAR, shall no longer be charged against the limitation provided in Section 6 of this Plan and may again become shares subject to the Plan. The granting of new Stock Options in connection with the surrender of outstanding Stock Options under this Plan shall be considered for the purposes of the Plan as the granting of new Stock Options and not an alteration, amendment or modification of the Plan or of the Stock Options being surrendered. Common Shares that are not purchased through the exercise of Options that terminate or lapse may be used for further Grants under the Plan.

            (i) LIMITATION ON EXERCISABLE INCENTIVE STOCK OPTIONS. The aggregate fair market value of the Common Shares first becoming subject to exercise as Incentive Stock Options by a key employee during any given calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). Such aggregate fair market value shall be determined as of the date such Option is granted, taking into account, in the order in which granted, any other incentive stock options granted by CRLC or by a parent or subsidiary corporation.

            8. SHARE APPRECIATION RIGHTS. A key employee may be granted the right to receive a payment based on the increase in the value of Common Shares occurring after the date of such Grant. Such rights shall be known as SARs. SARs may (but need not) be granted to a key employee in tandem with, and exercisable in lieu of exercising, a Grant of Options. SARs will be granted upon terms and conditions specified by the Committee receiving such Grant, or by a subsidiary corporation if such subsidiary corporation is the employer of the key employee receiving such Grant. No optionee is entitled to a Grant of SARs solely as a result of the grant of an Option to him. Any SAR if granted in tandem with a Grant of Options, may only be exercised by the holder thereof with respect to all, or a portion, of the Options to which such tandem SAR applies. When granted in tandem with an Option, a SAR shall provide that the holder of an Option shall have the right to receive an amount equal to one hundred percent (100%) of the excess, if any, of the fair market value of the Common Shares covered by such Option, determined as of the date of exercise of such SAR by the Committee (in the same manner as such value is determined for purposes of the granting of Stock Options), over the price to be paid for such Common Shares under such Option. Such amount will be payable by either the Company or the subsidiary corporation, whichever such corporation is the employer of the employee, in one or more of the following manners, as determined by the Committee:



________________________________________________________________________________

            (a) cash (or check);

            (b) Common Shares having a fair market value equal to such amount;
                or

            (c) a combination of cash (or check) and Common Shares.

In the case of SARs granted in tandem with Options, in no event may any person exercise any such SARs unless (i) such person is then permitted to exercise the Options with respect to which such SARs relate, and (ii) the fair market value of the Common Shares covered by the tandem Options, determined as provided above, exceeds the option price of such Common Shares. Upon the exercise of any SARs, the Stock Option, or that portion thereof to which such SARs relate, shall be canceled and automatically extinguished. A SAR granted in tandem with a Stock Option hereunder shall be made a part of the Stock Option agreement to which such SAR relates, in a form approved by the Committee and not inconsistent with this Plan. The granting of a Stock Option or SAR shall impose no obligation upon the optionee to exercise such Stock Option or SAR. The obligation of CRLC or a subsidiary corporation to satisfy SARs shall not be funded or secured in any manner. No SAR granted hereunder shall be transferable by the key employee granted such SAR, other than by will or the laws of descent and distribution.

            After the Grant of an SAR, an optionee intending to rely on an exemption from Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") shall be required to hold such SAR for six (6) months from the date the price for such SAR is fixed to the date of cash settlement. Additionally, in order to remain exempt from Section 16(b) of the Exchange Act, an SAR must be exercised by an optionee subject to such Section only during the period beginning on the third business day following the release of a summary statement of CRLC's quarterly or annual sales and earnings and ending on the twelfth business day following said date.

            9. TERMINATION OF EMPLOYMENT. If a key employee ceases to be an employee of CRLC and every subsidiary corporation, for a reason other than death, retirement, or permanent and total disability, his/her Grants shall, unless extended by the Committee on or before his/her date of termination of employment, terminate on the effective date of such termination of employment. Neither the key employee nor any other person shall have any right after such date to exercise all or any part of his Stock Options or SARs.

            If termination of employment is due to death or permanent and total disability, then outstanding Stock Options and SARs may be exercised within the one (1) year period ending on the first anniversary of such death or permanent and total disability. In the case of death, such outstanding Stock Options and SARs shall be exercised by such key employee's estate, or the person designated by such key employee by will, or as otherwise designated by the laws of descent and distribution. Notwithstanding the foregoing, in no event shall any Option or SAR be exercisable after the expiration of the option period, and in the case of exercises made after a key employee's death, not to any greater extent than the key employee would have been entitled to exercise such Option or SAR at the time of his death.



________________________________________________________________________________

            Subject to the discretion of the Committee, if a key employee terminates employment with CRLC and all subsidiary corporations because of normal or early retirement under the Retirement Plan for Employees of Central Reserve Life Corporation (or any successor retirement plan), any then-outstanding Options or SARs held by such key employee shall lapse at the earlier of the end of the term of such Option or SAR, or ninety (90) days after such retirement or permanent and total disability.

            If a key employee of CRLC or one of its subsidiary corporations is granted a leave of absence because of sickness or the need to enter military service, his/her employment with CRLC or such subsidiary corporation shall not be considered terminated, and he/she shall be deemed an employee of CRLC or such subsidiary corporation during such leave of absence or any extension thereof granted by CRLC or such subsidiary corporation.

            10. CHANGE IN CONTROL. Upon the occurrence of a Change in Control (as defined below), notwithstanding any other provisions hereof or of any agreement to the contrary, all Options and SARs granted under this Plan shall immediately vest and become exercisable in full.

            For purposes of this Plan, a Change in Control shall be deemed to have occurred if: (i) a tender offer shall be made and consummated for the ownership of 25% or more of the outstanding voting securities of CRLC; (ii) CRLC shall be merged or consolidated with another corporation and, as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of CRLC as the same shall have existed immediately prior to such merger or consolidation; (iii) CRLC shall sell substantially all of its operating assets to another corporation which is not a wholly owned subsidiary; or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Exchange Act shall acquire, other than by reason of inheritance, twenty-five percent (25%) or more of the outstanding voting securities of CRLC (whether directly, indirectly, beneficially or of record). In determining whether a Change in Control has occurred, gratuitous transfers made by a person to an affiliate of such person (as determined by the Board of Directors of CRLC), whether by gift, devise or otherwise, shall not be taken into account. For purposes of this Plan, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date hereof pursuant to the Exchange Act.

            11. AMENDMENT, SUSPENSION AND TERMINATION. The Committee is authorized to interpret this Plan and from time to time adopt any rules and regulations for carrying out this Plan that it may deem advisable. Subject to the approval of the Board of Directors of CRLC, the Committee may at any time amend, modify, suspend or terminate this Plan. In no event, however, without the approval of shareholders, shall any action of the Committee or the Board of Directors result in:

            (a) Materially amending, modifying or altering the eligibility requirements provided in Section 5 hereof;



________________________________________________________________________________

            (b) Materially increasing, except as provided in Section 6 hereof, the maximum number of shares subject to Grants; or

            (c) Materially increasing the benefits accruing to participants under this Plan, except to conform this Plan and any agreements made hereunder to changes in the Code or governing law.

            12. INVESTMENT REPRESENTATION; APPROVALS AND LISTING. The Committee may condition any Grant hereunder upon receipt of the following investment representation from the optionee:

      "I agree that any Common Shares of Central Reserve Life Corporation that I may acquire by virtue of this Option or SAR shall be acquired for investment purposes only and not with a view to distribution or resale, and may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of by me unless (i) a registration statement or post-effective amendment to a registration statement under the Securities Act of 1933, as amended, with respect to said Common Shares has become effective so as to permit the sale or other disposition of said shares by me; or (ii) there is presented to Central Reserve Life Corporation. an opinion of counsel satisfactory to Central Reserve Life Corporation to the effect that the sale or other proposed disposition of said Common Shares by me may lawfully be made otherwise than pursuant to an effective registration statement or post-effective amendment to a registration statement relating to the said Shares under the Securities Act of 1933, as amended."

            CRLC shall not be required to issue any certificate or certificates for Common Shares upon the exercise of any Option or SAR granted under this Plan prior to (i) the obtaining of any approval from any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable; (ii) the admission of such shares to listing on any national securities exchange on which the Common Shares may be listed or any other system for trading Common Shares (including, without limitation, the NASDAQ National Market); (iii) the completion of any registration or other qualifications of the Common Shares under any state or federal law or ruling or regulations of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable or the determination by the Committee, in its sole discretion, that any registration or other qualification of the Common Shares is not necessary or advisable; and (iv) the obtaining of an investment representation from the optionee in the form stated above or in such other form as the Committee, in its sole discretion, shall determine to be adequate.

            13. GENERAL PROVISIONS. The form and substance of Option agreements and SAR agreements made hereunder, whether granted at the same or different times, need not be identical. Nothing in this Plan or in any agreement shall confer upon any key employee any right to continue in the employ of CRLC or any of its subsidiary corporations, to be entitled to any remuneration or benefits not set forth in this Plan or such Grant, or to interfere with or limit the right of CRLC or any subsidiary corporation to terminate his employment at any time, with or without cause. Nothing contained in this Plan or in any Option agreement or SAR shall be



________________________________________________________________________________
construed as entitling any optionee to any rights of a shareholder as a result of the grant of an Option or an SAR, until such time as Common Shares are actually issued to such optionee pursuant to the exercise of such Option or SAR. The successors and assigns of CRLC may assume this Plan. The liability of CRLC under this Plan and any sale made hereunder is limited to the obligations set forth herein with respect to such sale and no term or provision of this Plan shall be construed to impose any liability on CRLC in favor of any employee with respect to any loss, cost or expense which the employee may incur in connection with or arising out of any transaction in connection with this Plan. The expense of administering the Plan shall be borne by CRLC. The Plan, and all options and actions taken thereunder and any agreements relating thereto shall be governed by, and controlled in accordance with the laws of CRLC's state of incorporation, without regard to its conflicts of law principles or statute. The captions and section numbers appearing in this Plan are inserted only as a matter of convenience; they do not define, limit, construe or describe the scope or intent of the provisions of this Plan.

            TERMINATION OF THE PLAN. This Plan shall terminate on the tenth
(10th) anniversary of its effective date, as determined in accordance with
Section 3 of this Plan, but no later than September 30, 2008. This Plan may be terminated earlier in accordance with Section 11 of this Plan. After the Plan terminates, no Options or SARs shall be granted hereunder. All Options and SARs outstanding at the time of termination of the Plan shall continue in full force and effect according to their terms and the terms and conditions of the Plan.



________________________________________________________________________________

                                  DETACH CARD
--------------------------------------------------------------------------------

          CERES GROUP, INC.


                                  PROXY SOLICITED ON BEHALF OF THE BOARD
                                             OF DIRECTORS FOR
                                 THE 1999 ANNUAL MEETING OF STOCKHOLDERS
                                             ON JUNE 10, 1999



          The undersigned hereby constitutes and appoints Charles E.
    P     Miller, Jr. and Glen A. Laffoon, and each of them, his true and
    R     lawful agents and proxies with full power of substitution in
    O     each, to represent the undersigned at the 1999 Annual Meeting
    X     of Stockholders of Ceres Group, Inc. to be held at the Home
    Y Offices of the Company, 17800 Royalton Road, Strongsville, Ohio 44136 on Thursday, June 10, 1999, at 2:00 p.m., local time, and at any adjournments thereof, on all matters coming before said meeting.


           THE BOARD RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1
                                        AND
             "FOR" PROPOSAL 2, "FOR" PROPOSAL 3 AND "FOR" PROPOSAL 4.
          1. THE ELECTION OF DIRECTORS.

                 Directors: Andrew A. Boemi; Michael A. Cavataio; Bradley
                 E. Cooper; Fred Lick, Jr.; Peter W. Nauert; John F. Novatney, Jr.; Richard M. Osborne; Robert A. Spass; and Mark H. Tabak.
                 FOR  [ ]   WITHHELD  [ ]  FOR, EXCEPT VOTE WITHHELD FROM
                 THE FOLLOWING NOMINEE(S):  [ ]

                 --------------------------------------------------------
          2. APPROVAL OF THE COMPANY'S 1998 KEY EMPLOYEE SHARE INCENTIVE
             PLAN.
                                    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

          3. APPROVAL AND ADOPTION OF PERFORMANCE-BASED COMPENSATION FOR PETER W. NAUERT, THE COMPANY'S PRESIDENT AND CHIEF EXECUTIVE
             OFFICER.               [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

          4. RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S
             INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER
             31, 1999.              [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

                        (Continued and to be signed, on the reverse side)

                                  DETACH CARD
--------------------------------------------------------------------------------

    Proxy No.            (Continued from reverse side)            Shares

          YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                               Dated:              , 1999
                                                     --------------

                                               --------------------------
                                                      (Signature)

                                               --------------------------
                                                      (Signature)

                                               --------------------------
                                                        (Title)

                                               NOTE: Please sign as name
                                               appears hereon. Joint
                                               owners should each sign.
                                               When signing as attorney,
                                               executor, administrator,
                                               trustee or guardian,
                                               please give full title as
                                               such.